Exhibit 99.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

         The Partnership derives revenues from its business services and from the sale, installation and servicing of equipment at customer premises. The Partnership's principal business services include broadcast music services, on-premise music, on-premise music video, and audio marketing. Music and other business services represented approximately 66% of total revenues in 1998. Equipment and related revenues accounted for the remaining 34% of 1998 revenues. A large majority of the Partnership's broadcast and on-premise music revenues are generated from subscribers who typically execute five-year contracts at rates ranging from $35 to $75 per month. These subscription rates typically include the use of the Partnership's equipment at the subscriber's location. The Partnership's independent affiliates pay royalties, including surcharges for satellite transmission systems, to the Partnership based generally on 10% to 12.5% of adjusted music revenues, which are broadcast music revenues less licensing payments and bad debt write-offs. Royalties received from independent affiliates and international distributors are included in broadcast music revenues and represented approximately 8.6% of total revenues in 1998. On-premise music video revenues are derived from the sale of specialized on-premise music videos targeted for certain segments of the marketplace. Audio marketing revenues are generated primarily from the sale of customized audio messages for use with "on-hold" telephone systems.

         Equipment revenues are derived from the sale and lease of audio system-related products, principally sound systems and intercoms, to business music subscribers and other customers. The Partnership also sells electronic equipment, including proprietary tape playback equipment, and other audio and video equipment to its independent affiliates to support their business music services. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not associated with the business music contract, such as paging, security and drive-through systems. These revenues also include revenue from the installation, service and repair of equipment installed under a business music contract. Installation fee revenues that are related to music contracts, are deferred and recognized over the term of the respective contracts.

         Cost of revenues for business services consists primarily of broadcast, delivery, licensing, production and programming costs associated with providing music and other business services to a subscriber or a independent affiliates. Cost of revenues for equipment represents the purchase cost plus handling, shipping and warranty expenses. Cost of revenues for installation, service and repair consists primarily of service and repair labor and labor for installation that is not associated with new business music subscribers. Installation costs associated with new business music subscribers are capitalized and charged to depreciation expense over ten years.

         Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local and national sales offices. Such expenses also include personnel and other costs incurred in connection with the Partnership's headquarters functions. A significant portion of commissions and certain other selling costs are capitalized on a successful-efforts basis and charged as amortization expense over the average contract term of five years and, accordingly, are not reflected in selling, general and administrative expenses. The Partnership capitalized $3.3 million, $3.8 million and $3.6 million of such costs in 1996, 1997 and 1998, respectively.

         The Partnership amortizes leasehold improvements over the shorter of the lease term or five years and deferred costs and intangible assets over lives ranging from five to ten years. These deferred costs and intangible assets consist of the costs associated with subscriber contracts acquired from third parties (typically amortized on an accelerated basis over eight years), commissions and certain other sales-related expenses (five years), the acquisition and production costs of a music library (typically five years), organizational expenses related to acquiring certain franchise operations (five years) and capitalized financing costs (over the life of the loans).

         The Partnership operates as a limited partnership and as such, the income tax effects of all earnings or losses of the Partnership are passed directly to the partners and no provision for income taxes is required.

         On October 2, 1996, the Partnership and Muzak Capital Corporation (Capital Corp.) completed the offering of $100 million aggregate principal amount (the "Offering") of their 10% Senior Notes (the "Senior Notes"). The Partnership adopted, as part of the Offering, a performance-based Amended and Restated Management Option Plan (the "Amended and Restated Management Option Plan"). Pursuant to which, the Partnership granted equity options to management employees that vest according to the following schedule: 5% of the options vest on the first anniversary of the Partnership's Offering; 5% of the options vest on the second anniversary of the Partnership's Offering; the remaining 90% vests ratably at each calendar year end over a five-year period beginning January 1, 1997, and become exercisable if certain performance standards are met. These options expire on October 1, 2003.

         No compensation expense has been recorded for the options which vest based on the anniversary of the Offering, as management's estimate of the market value was less than the exercise price at the date of the grant. Additionally, no compensation expense has been recognized for the performance-based options, as management, at this time, has deemed the probability of meeting the performance standards to be remote.

         In 1997, the Board of Directors granted two senior officers of the Partnership and a member of the Board a total of 1,650,000 options to purchase Class B limited partnership units for $2.33 per unit. These options vest in equal amounts over a three-year period commencing from the grant date. Exercisability of 60% of these options is subject to certain performance standards being met. At December 31, 1998, it is probable the performance standards will be met. The Partnership has recognized approximately $0.2 million and $2.2 million in compensation expense for the years ended December 31, 1997 and 1998, respectively. Effective October 19, 1998, the Partnership granted 450,000 options, under a new 1998 option plan, to members of management to purchase Class B limited partnership units for $4.50 per unit. The options vest ratably over 5 years. These options expire October 19, 2008. Exercisability of these options is not based on performance standards. No compensation expense has been recorded for these options, as management's estimate of the market value was approximately equal to the exercise price at the date of the grant.

         Capital Corp., a wholly owned subsidiary of the Partnership, was organized on May 8, 1996, has nominal assets and conducts no business operations. Capital Corp. has no independent operations and is dependent on the cash flow of the Partnership to meet its sole obligation, the payment of interest and principal on the Senior Notes when due.

         EAIC Corporation (EAIC Corp.), a wholly owned subsidiary of the Partnership, was organized on March 16, 1998. The Partnership transferred certain assets to EAIC Corp. utilized in providing internet music samples to businesses. On July 10, 1998, EAIC Corp. consummated a recapitalization and capital financing agreement. Pursuant to the agreement, shares held by the Partnership were converted to 10,000,000 shares of series A non-voting common stock. Additionally, 73,500 shares of series A voting convertible mandatorily redeemable preferred stock of EAIC Corp. were issued to a related party investor for a total consideration of $3.4 million, net of costs. After January 5, 1999, but prior to April 15, 1999, 26,250 shares of Class B preferred stock can be purchased by the related party investor for $2.5 million. In the event that certain performance criteria is met by EAIC Corp., the related party investor is required to purchase these shares of Series B preferred stock. EAIC Corp. has not met this criteria as of December 31, 1998. On August 31, 1998, the Board of Directors of EAIC Corp. authorized a 100-to-one stock split. All applicable share data has been retroactively adjusted for this stock split.

         In addition, the Partnership transferred net assets of $0.9 million consisting of purchased music to a newly formed, wholly owned subsidiary, MLP Environmental Music, LLC on December 30, 1998.

RESULTS OF OPERATIONS

         The following table sets forth certain financial information for the periods presented and should be read in conjunction with the Partnership's Financial Statements, including the Notes thereto:

                                                          Year Ending December 31,           Percentage Change
                                                    -------------------------------------  ----------------------
                                                                                            1997 vs.    1998 vs.
                                                        1996        1997       1998           1996        1997
                                                        ----        ----       ----           ----        ----
REVENUES:
     Broadcast Music                                     $42,242    $43,761     $47,916       3.6%         9.5%
     On-Premise Music                                      4,368      4,035       4,157       (7.6)%       3.0%
     Other Broadcast                                       1,530      1,546       1,746       1.0%        12.9%
     On-Premise Video                                      2,108      4,126       2,973      95.7%        (27.9)%
     Audio Marketing                                       2,480      3,248       4,418      31.0%         36.0%
     In-Store Advertising                                    717        949         745      32.4%        (21.5)%
     Internet Music Server                                    22        359       1,678         *           *
     Other                                                 1,118      1,327       2,323      18.7%        75.1%
                                                    ------------------------------------
        Total Music and Other Business Services           54,585     59,351      65,956       8.7%        11.1%
                                                    ------------------------------------

   Equipment                                              21,873     21,026      22,021       (3.9)%       4.7%
   Installation, Service & Repair                         10,353     10,827      11,771        4.6%        8.7%
                                                    ------------------------------------
        Total Equipment Sales and Related Services        32,226     31,853      33,792       (1.2)%       6.1%
                                                    ------------------------------------
     Total Revenues                                       86,811     91,204      99,748        5.1%        9.4%

GROSS PROFIT:
   Business Services                                      39,322     40,849      46,136       3.9%        12.9%
   Equipment                                              10,316     10,162      12,900      (1.5)%       26.9%
   Installation, Service & Repair                            147       (516)     (1,797)        *           *
                                                    ------------------------------------
     Total Gross Profit                                   49,785     50,495      57,239       1.4%        13.4%
     Gross Profit Margin (1)                               57.3%      55.4%       57.4%

Selling, General & Administrative                         31,599     33,262      34,319       5.3%         3.2%
S,G&A Margin (2)                                           36.4%      36.5%       34.4%

EBITDA (3)                                                18,186     17,233      22,920      (5.2)%       33.0%
EBITDA Margin (4)                                          20.9%      18.9%       23.0%

Noncash Incentive Compensation                                60        202       2,217         *           *
Net Loss                                                ($10,823)  ($13,435)   ($11,989)    (24.1)%       10.8%


-----------------------------------

(1) Gross profit margin represents gross profit as a percentage of total revenues.

(2) S,G&A margin represents selling, general and administrative expenses as a percentage of total revenues.

(3) EBITDA represents earnings before interest expense, interest income, income taxes, depreciation, amortization, other income/expense, equity in losses of joint venture and noncash incentive compensation. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. The Partnership believes that EBITDA is a meaningful measure of performance and that it is commonly used in similar industries to analyze and compare companies on the basis of operating performance, leverage and liquidity. EBITDA has been adjusted for the years ending December 31, 1996 and 1997 to reflect $60,000 and $202,000, respectively, in noncash incentive compensation to be consistent with its indenture agreement for the $100 million Senior Notes.

(4)  EBITDA margin represents EBITDA as a percentage of total revenues.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Revenues. Total revenues increased 9.4% from $91.2 million in 1997 to $99.7 million in 1998 principally as a result of an 11.1% increase in music and other business services revenues and a 6.1% increase in equipment sales and related services. Music and other business services revenues increased due to an increase in the number of broadcast music subscribers, sales growth and the acquisition of competitors' business music contracts, combined with an increase in the royalties paid by independent affiliates resulting from growth in the broadcast music subscribers in the affiliate network. Music and other business services revenues with the exception of on-premise video and in-store advertising increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, audio marketing services, CDI on-premise devices and promotional services, among others. In-store advertising decreased from 1997 to 1998 primarily as a result of the Partnership's closure of its in-store marketing group. Royalties and other fees from independent affiliates and international distributors (included in broadcast music revenues) accounted for $8.9 million or 9.0% of the Partnership's revenues in 1998, compared with $8.9 million or 9.8% of the Partnership's revenues in 1997. The continued decrease in the surcharges assessed to independent affiliates for satellite transmission costs was offset by increased growth in royalties related to new subscriber billing. Equipment and installation revenues increased 4.7% and 8.7% respectively due to the expansion of national accounts.

         Gross Profit. Total gross profit increased 13.4% from $50.5 million in 1997 to $57.2 million in 1998. As a percentage of total revenues, gross profit increased from 55.4% in 1997 to 57.4% in 1998. The improvement in gross profit percentage in 1998 was due to growth of higher margin business services, such as broadcast music, audio marketing and on-premise music services.

         The improvement in gross profit was partially offset by approximately $1.5 million of one-time charges related to the failure of Galaxy IV on May 19, 1998. The Galaxy IV satellite, which carries approximately 60% of the Partnership's subscribers, had a mechanical failure that caused it to spin uncontrollably out of orbit. This event caused additional equipment and related services costs for labor, overtime and subcontractors to be incurred from repointing over 100,000 satellite dishes to a new satellite, Galaxy IIIR. Gross profit was impacted by $0.4 million of non-recurring costs related to the conversion of competitor locations acquired during 1998. Had we not incurred these expenses, our gross profit margin would have been 59.3% for 1998, an increase of 17.2% over 1997.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.2% from $33.3 million in 1997 to $34.3 million in 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 36.5% in 1997 to 34.4% in 1998. Selling and marketing expenses increased 3.0% from $13.8 million in 1997 to $14.2 million in 1998, principally due to an increase in commissions paid as a result of increased levels of sales of our business services products. In 1998, selling and marketing included non-recurring expenses of $0.5 million associated with our cost of repositioning our brand, the design and construction of our web site and one-time printing expenses. Had we not incurred such expenses, our selling and marketing expenses would have decreased 0.8% to $13.6 million. General and administrative costs increased 3.3% from $19.5 million in 1997 to $20.1 million in 1998, due to transaction costs related to the merger with ACN. However, had we not incurred these expenses, our general and administrative costs would have only increased 0.6% to $19.6 million. If we had not incurred the non-recurring selling and marketing expenses and the non-recurring general and administrative costs, our 1998 selling, general and administrative expenses as a percentage of total revenues would have been 33.4%.

         Noncash Incentive Compensation. Noncash incentive compensation increased from $0.2 million in 1997 to $2.2 million in 1998. This increase is primarily due to the meeting of performance criteria for options issued combined with management's estimate of the increase in value of the Partnership.

         Depreciation Expense. Depreciation expense decreased 8.6% from $10.7 million in 1997 to $9.7 million in 1998, principally as a result of a reduction of depreciation expense for five year lived assets that were fully depreciated in 1997 related to the acquisition of the Partnership in 1992 by a group led by Centre Capital Investors L.P. ("CCI").

         Amortization Expense. Amortization expense increased 18.1% from $10.0 million in 1997 to $11.8 million in 1998. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base and acquisitions of competitors' business music contracts in 1997 and 1998.

         Interest Expense. Total interest expense increased 4.4% from $10.8 million in 1997 to $11.2 million in 1998. The increase in interest expense in 1998 compared to 1997 is related to the increase in the average outstanding debt during the year. The Partnership's total interest-bearing debt increased from $101.0 million to $120.0 million at December 31, 1997 and 1998 respectively.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Revenues. Total revenues increased 5.1% from $86.8 million in 1996 to $91.2 million in 1997 principally as a result of a 8.7% increase in music and other business services revenues offset by a 1.2% decrease in equipment and related services revenues. Music and other business services revenues increased due to an increase in the number of broadcast music subscribers and an increase in the royalties paid by independent affiliates resulting from an increase in the broadcast music subscribers in the franchise network. Music and other business services revenues (with the exception of on-premises tape sales) increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, on-premise music video and audio marketing services, among others. On-premise tape revenues declined due to the Partnership's conversion of such customers to broadcast services, primarily DBS transmission. Royalties and other fees from independent affiliates and international distributors (included in broadcast music revenues) accounted for $8.9 million or 9.8% of the Partnership's revenues in 1997, compared with $7.8 million or 8.9% of the Partnership's revenues in 1996. This increase is principally due to a new surcharges assessed to independent affiliates for satellite transmission costs. Equipment revenues decreased 3.9% as the Partnership has continued to exit the low margin business of reselling equipment to its independent affiliates and reduced its participation in lower margin competitively bid equipment sales. Installation, service and repair revenues increased 4.6% from the level generated in 1996 due to more installations and large equipment jobs during 1997.

         Gross Profit. Total gross profit increased 1.4% from $49.8 million in 1996 to $50.5 million in 1997. As a percentage of total revenues, gross profit decreased from 57.3% in 1996 to 55.4% in 1997. Declines in gross profit as a percentage of sales reflect a dilution of the margin percentage due to the continued development of the Internet Music Server business and the EchoStar residential revenues, net of EchoStar satellite costs, both of which contributed a negative gross profit for the year. Additionally, 1997 was impacted by approximately $0.5 million in one-time charges related to inventory writedowns.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 5.3% from $31.6 million in 1996 to $33.3 million in 1997. As a percentage of total revenues, selling, general and administrative expenses increased from 36.4% in 1996 to 36.5% in 1997. Selling and marketing expenses increased 19.6% from $11.5 million in 1996 to $13.8 million in 1997, principally due to an increase in sales volumes for business services products. General and administrative costs decreased 3.0% from $20.1 million in 1996 to $19.5 million in 1997, primarily due costs associated with the unconsummated initial public offering in the 1996 period. General and administrative costs also include $0.8 million in non-recurring severance charges in 1997 related to certain executive officers.

         Noncash Incentive Compensation. Noncash incentive compensation increased from $0.1 million in 1996 to $0.2 million in 1997. This increase is primarily due to the increase in options issued combined with management's estimate of the increase in value of the Partnership.

         Depreciation Expense. Depreciation expense increased 0.2% from $10.6 million in 1996 to $10.7 million in 1997, principally as a result of an increased investment in equipment installed at customers' premises due to an expanded customer base and related to new investments in the EchoStar system and the Internet MusicServer service.

         Amortization Expense. Amortization expense increased 4.4% from $9.6 million in 1996 to $10.0 million in 1997. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base.

         Interest Expense. Total interest expense increased 32.8% from $8.1 million in 1996 to $10.8 million in 1997. The increase in interest expense in 1997 compared to 1996 resulted from a full year of interest expense on the $100 million in Senior Notes issued by the Partnership in October 1996. The Partnership's total interest-bearing debt remained constant at $101.0 million at December 31, 1996 and 1997.

         Extraordinary Items. Extraordinary items reflected nonrecurring noncash charges from the write-off of $3.7 million of deferred financing fees, debt discount and organizational costs and a nonrecurring gain of $3.1 million from the retirement of a redeemable preferred limited partnership interest during 1996.


LIQUIDITY AND CAPITAL RESOURCES

         The Partnership's liquidity needs have been primarily for capital expenditures, business acquisitions, debt service and working capital. As of December 31, 1998, the Partnership had a working capital deficit of $7.1 million, compared with a working capital surplus of $12.5 million as of December 31, 1997. This decrease in working capital for this period was due to capital requirements to fund the additional growth in business services products as well as the acquisition of twelve business music distributors.

         The Partnership's investing activities have historically included the acquisition and installation of on-premise customer equipment (such as satellite dishes and receivers) and capitalized costs related to business acquisitions, obtaining customer contracts and creating master recordings. Capital expenditures principally related to the acquisition and installation of on-premise equipment were $10.9 million in 1996, $12.6 million in 1997 and $12.8 million in 1998. Additions to deferred costs and intangible assets were $5.4 million in 1996, $6.0 million in 1997 and $8.6 million in 1998.

         The Partnership believes that its future investing activities may include additional acquisitions of its competitors' business music distributors and the Partnership's independent affiliates to further its operating strategy, as well as capital expenditures related to the acquisition and installation of on-premise equipment and deferred customer acquisition costs.

         The Partnership's primary sources of liquidity have been cash flows from operations and proceeds from various debt instruments. Cash provided by the Partnership's operations, adjusted for the effect of non-cash items, totaled $14.0 million in 1998, an increase of $7.4 million over the $6.6 million provided in 1997. The increase in cash provided by operations was primarily attributable to a decrease in the net loss, and an increase in accounts payable, offset by an increase in accounts receivables and inventories, related to an increase in sales volume. Net changes in the operating assets and liabilities provided cash of $1.1 million in 1998 as compared to utilizing of $2.6 million in 1997, due primarily to an increase in accounts payable and accrued expenses, offset by increases in accounts receivable and inventories.

         In 1997, the Partnership sold its Spokane territory subscriber accounts and granted the Spokane franchise to an existing independent affiliates of the Partnership for $1.4 million. This transaction resulted in a gain of $0.8 million to the Partnership, which is included in other income in the consolidated statement of operations, for the year ended December 31, 1997.

         In 1997, the Partnership acquired substantially all of the assets of four business music providers for approximately $4.1 million. The acquisitions were financed with cash remaining from the Offering.

         In 1998, the Partnership acquired, through separate transactions, substantially all of the net assets of twelve business music providers for a total purchase price of approximately $20.2 million. These acquisitions were financed by a combination of cash, debt and approximately $0.9 million in equity instruments. Of the total purchase price, the portion related to certain assets of Music Technologies Incorporated (MTI) was approximately $10.0 million.

         As part of the acquisition of MTI, the Partnership entered into agreement in principle with an independent affiliate to sell a portion of the income producing contracts obtained in the MTI acquisition. This asset of $1.4 million has been recorded as other receivables as of December 31, 1998.

         The Partnership entered into a note payable of approximately $2.6 million. The note bears an interest rate of 14% per annum, with principal and interest payments of $0.5 million due monthly through March 31, 1999, and the balance due April 30, 1999. The Partnership has the option to extend the due date for additional fees. The Partnership also agreed to make a deferred purchase price payment of $1.3 million, subject to adjustment. Due to the contingent nature of this consideration and significant uncertainties related to the ultimate amount to be paid, the Partnership has not recorded any obligation as of December 31, 1998.

         Pursuant to an acquisition, the Partnership paid $0.5 million in exchange for a non-compete agreement and agreed to pay seven additional annual installments of $0.5 million. The Partnership has recorded a liability of $2.2 million using a discount rate of 14% per annum.

         In March 1998, the Partnership obtained a credit facility for working capital purposes with an initial availability of $3.0 million, increasing to $5.0 million upon the attainment of certain cash flow related targets. In July 1998, the Partnership met the cash flow targets required to increase the available cash to $5.0 million. The credit facility was secured by inventories and accounts receivable of the Partnership. The outstanding balance on the credit facility was paid in full and the facility was cancelled on December 31, 1998.

         A new revolving credit facility was obtained by the Partnership in December 1998. The amount available under the facility is $20.0 million. Amounts outstanding under the facility bear a variable rate of interest, to be paid quarterly, based on the lender's prime rate plus 1.25%. The terms of the credit facility require the Partnership to maintain certain performance standards and covenants include a limit on the Partnership's capital spending and acquisitions of other businesses, as well as the Partnership's ability to incur additional debt and make distributions to partners. The credit facility is secured by accounts receivable, inventories, and other assets, including proceeds of certain insurance policies. As of December 31, 1998, the Partnership had approximately $12.0 million outstanding under this credit facility. The interest rate at December 31, 1998, was 9%. As part of obtaining the credit facility, certain limited partners were required to set forth letters of credit in the amount of $4.2 million. The Partnership has pledged to reimburse the limited partners for related costs and fees. For the year ended December 31, 1998, no amounts were reimbursed by the Partnership.

         In September 1998, the Partnership's wholly owned subsidiary, EAIC, obtained a credit facility. The amount available under this facility is $0.8 million and is to be used for equipment purchases. Amounts outstanding under the facility bear a variable rate of interest to be paid at a rate equal to the lender's prime rate plus 1% per annum. The unpaid principal balance shall be repaid in 24 equal monthly installments of principal, plus interest, commencing on October 1, 1999. As of December 31, 1998, EAIC had approximately $0.3 million outstanding under this credit facility. The interest rate at December 31, 1998, was 8.75%.

         The Senior Notes obtained in 1996 as part of the Offering, represent unsecured senior obligations of the Partnership and Capital Corp., and are senior in right of payment to all subordinated indebtedness and pari passu in right of payment to all senior indebtedness. The Senior Notes mature on October 1, 2003. Interest accrues at a rate of 10% per annum and is payable semi-annually in arrears on April 1 and October 1 to holders of record on the immediately proceeding March 15 and September 15, respectively. A portion of the proceeds from the Senior Notes was used to repay existing indebtedness and for additional working capital and other corporate purposes. The remainder of the proceeds from the Offering have been used for general corporate purposes, which may include acquisitions of the Partnership's independent affiliates or business music distributors of its competitors' to further its operating strategy, other acquisitions or investment opportunities and working capital.

         During 1997, the Partnership repurchased 1,250,000 limited partnership units from eight members of former management at a unit price of $2.33 for a total repurchase amount of $2.9 million. Seventeen existing and new members of management purchased 899,000 units at a unit price of $2.33 per unit for a total purchase price of $2.1 million. These purchases were financed primarily by the Partnership through promissory notes from these management members bearing interest at 7% per annum.

         During 1998, the Partnership sold its interest in a joint venture providing business music services in Europe (Muzak Europe) in exchange for a note receivable of approximately $0.8 million, which is due in full April 2005, and a royalty based on recurring billings beginning April 2000. No gain or loss was recorded on this transaction. The joint venture was accounted for using the equity method, as the Partnership owned 50% of that venture but did not have a controlling interest. Equity in losses of joint venture in the Partnership's consolidated statements of operations includes the Partnership's share of net losses. As of December 31, 1997, the joint venture had total assets of $7.3 million and total liabilities of $5.5 million. As of December 31, 1997, the carrying value on the Partnership's books was $1.1 million and was included in other long-term assets.

         The Partnership leases certain facilities and equipment under both operating and capital leases. In addition, the Partnership has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Partnership's customers. Total rental expense under operating leases and rights' agreements was approximately $7.8 million, $8.4 million and $8.7 million for the years ended December 31, 1996, 1997 and 1998, respectively.

          The Partnership anticipates, excluding EAIC Corp. activity, capital expenditures, primarily related to subscriber provided equipment, of between $10.0 million and $12.0 million in 1999 and additions to deferred costs and intangible assets, excluding acquisitions, of between $6.0 million and $8.0 million in 1999. The level of capital expenditures and additions to deferred costs and intangible assets are subject to a variety of factors which may cause these expenditures to exceed the ranges set forth above.

         The Partnership believes that its cash flows from operations, borrowing availability and cash on hand will be adequate to support currently planned business operations, capital expenditures and debt service requirements at least through December 2000. If the Partnership engages in one or more material acquisitions, joint ventures or alliances or other major business initiatives requiring significant cash commitments, or incurs unanticipated expenses, additional financing could be required.

         Related to the acquisition of the Partnership of the predecessor entity by a group led by CCI in 1992, the Washington State Department of Revenue has levied an assessment against the Predecessor for $1.7 million in sales and use and business and occupation taxes for the period from 1987 through September 1992. Under successor liability statutes in the State of Washington, the Partnership could, if the predecessor entity fails to pay its tax obligation, become liable for the assessment. The assessment is under appeal by the predecessor entity. The seller and certain of its affiliates have agreed to indemnify the Partnership for any liabilities in connection with such assessments. Management does not believe that the assessment will have an adverse effect on the Partnership's financial condition or results of operations.

         The Partnership's agreement with Business Music, Inc. (BMI) expired on December 31, 1993. The Partnership has entered into an interim fee structure with BMI and is in negotiations with BMI to establish an ongoing rate structure. The interim arrangement with BMI provides for continued payments at 1993 levels. BMI has indicated that they are seeking royalty rate increases, and has asserted that this sought-after increase will be retroactive to January 1, 1994. If agreement is not reached, BMI may seek to have rates determined through a court proceeding. The ultimate outcome of the negotiations is not estimable and as a result, no provision has been recorded in the financial statements.

         On January 29, 1999, the Partnership entered into a definite merger agreement to be acquired by Audio Communications Network Holdings, LLC (ACN). Under the terms of the agreement, the Partnership will be merged into a subsidiary of ACN. The consummation of the merger, which is expected to close in March 1999, is subject to a number of conditions, including completion of ACN's financing for the transaction. Under the terms of the agreement, total consideration of approximately $245 million. The current partners will also retain a minor ownership interest in the merged entity. The accounts of EAIC Corp. are not contemplated to be part of the merger.

         In the event of change of control of the Partnership, all outstanding options to purchase partnership units will become immediately vested and exercisable unless the performance criteria is not considered to be achievable. Based upon the preliminary purchase price, the accelerated vesting of certain options will likely result in a significant charge to the statement of operations and comprehensive loss as performance criteria for these options is considered achievable.


YEAR 2000 ISSUE

         The Partnership is currently evaluating, replacing or upgrading its computer systems in an effort to make them Year 2000 compliant, and expects to have remediation efforts completed for its critical computer systems by the end of the third quarter 1999. Although the Partnership assessment of its Year 2000 issues has been completed, reassessments are conducted on an ongoing basis to provide reasonable assurance that all critical risks have been identified and will be mitigated. While the Partnership believes all necessary work will be completed in a timely fashion, there can be no guarantee that all systems will be compliant by the year 2000, or that the systems of other companies and government agencies on which the Partnership relies will be compliant.

         The Partnership will use both internal and external resources to reprogram or replace, test and implement its IT systems for Year 2000 modifications. The Partnership does not separately track the internal costs incurred on the Year 2000 project. Such costs are principally payroll and related costs for its internal IT personnel. The total cost of the Year 2000 project, excluding these internal costs, is estimated at $1.0 million and is being funded through operating cash flows. Of the total estimated project cost, the Partnership has incurred approximately $0.8 million through December 31, 1998. This amount is attributable to the purchase of new software and hardware for the Partnership's new operating system, which was capitalized in 1997 and 1998 to be completed in 1999.

         Since 1997, the Partnership has been communicating with outside vendors to determine their state of readiness with regard to the Year 2000 issue. The Partnership relies on outside vendors for its non-IT systems. Based on its assessment to date, the Partnership has no indication that any third party is likely to experience Year 2000 non-compliance of a nature which would have a material impact of the Partnership. However, the risk remains that outside vendors or other third parties may not have accurately determined their state of readiness, in which case such parties' lack of Year 2000 compliance may have a material adverse effect on the Partnership's results of operations. The Partnership will continue to monitor the Year 2000 compliance of third parties with which it does business.

         The Partnership believes the most likely worst-case scenarios that it might confront with respect to the Year 2000 issues have to do with the possible failure of third party systems over which the Partnership has no control, such as, but not limited to, satellite, power and telephone services. The Partnership is currently developing a specific Year 2000 contingency plan.



RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This standard requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Partnership is still in the process of evaluating the impact of this standard on their financial statements and anticipates adopting this standard in the year ending December 31, 2000.

         In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain software costs be capitalized and amortized over the period of use. The SOP is effective for financial statements for the fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-1 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements.

         In April 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities, which requires costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-5 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements; however, organization costs of approximately $272,000 will be written off.

INFLATION AND CHANGING PRICES

         Management does not believe that inflation and other changing prices have had a significant impact on the Partnership's operations.